Exhibit 99.1

For Immediate Release:	March 31, 2014

Investor Relations Contact:	Investor and Media Relations Contact:
Marliese L. Shaw	Dena Hall
Senior Vice President, Investor Relations Officer	Senior Vice President, Marketing
860-291-3622	Community Relations
mshaw@rockvillebank.com	413-787-1292
dhall@bankatunited.com
Media Relations Contact:
Adam J. Jeamel
Vice President, Corporate Communications
860-291-3765
ajeamel@rockvillebank.com

Rockville Financial, Inc. and United Financial Bancorp, Inc. Secure

Full Regulatory Approval for their Merger of Equals

United and Rockville Special Shareholders Meeting to be Held on April 8

March 31, 2014 (Glastonbury, Conn./West Springfield, Mass.): William H.W. Crawford IV, President and CEO of Rockville Bank and Rockville Financial, Inc. (NASDAQ: RCKB), and Richard B. Collins, United Financial Bancorp, Inc.’s (NASDAQ: UBNK) Chairman, President and Chief Executive Officer, today announced the two banks secured regulatory approval from the Massachusetts Board of Bank Incorporation of their application to merge Rockville Bank of Glastonbury, Connecticut, with United Bank of West Springfield, Massachusetts.

This means Rockville Financial, Inc. and United Financial Bancorp, Inc. have received all regulatory approvals required for their merger of equals to proceed, including from the Federal Deposit Insurance Corporation, Board of Governors of the Federal Reserve System, the Connecticut Department of Banking and now the Massachusetts Board of Bank Incorporation. The Office of the Comptroller of Currency also informed both Companies previously that it does not intend to make any comments on the notice filed with it.

In November, Rockville and United publicly announced their strategic merger of equals, a stock-for-stock transaction valued at $369 million. The combined bank, which will be called United Bank, will create the largest community bank headquartered in the Hartford – Springfield market with nearly $5 billion in assets and top five deposit market share in each metropolitan statistical area. United and Rockville have scheduled their respective special shareholder meetings for April 8, 2014 when shareholders will be asked to give their final approval of the merger.

“The Rockville Bank Team is pleased to have secured all regulatory approvals for our merger and we look forward to our special shareholder meeting on April 8,” said William H.W. Crawford, IV, President and CEO of Rockville Financial, Inc. and Rockville Bank. “Creating the new United Bank means bringing together two great community banks to build a stronger, higher-performing bank that is more efficient, effectively serves our customers banking needs while delivering a solid return for our shareholders.”

“By securing full regulatory approval, we are one step closer to introducing the new United Bank that will be built on the same steadfast commitment to exceptional customer service and strong shareholder value that have made our two banks so successful,” said Richard B. Collins, United Financial Bancorp, Inc.’s Chairman, President and Chief Executive Officer. “Just like the Rockville Team, we are looking forward to our shareholder vote on April 8.”

About Rockville Financial Inc.

Rockville Financial, Inc. is the parent company of Rockville Bank, which is a 22-branch community bank serving Tolland, Hartford, New Haven and New London counties in Connecticut. Rockville Financial and United Financial Bancorp, Inc. (United Bank) of West Springfield, Massachusetts, announced a strategic merger of equals on November 15, 2013, still pending regulatory and shareholder approval. Rockville Bank recently opened a full-service banking branch in Hamden, Conn., and announced plans to open a retail branch in North Haven, Conn., later this year. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For more information about Rockville Financial, Inc., visit www.rockvillefinancialinc.com or download the Company’s free Investor Relations app on your Apple or Android device.

To download Rockville Financial, Inc.’s investor relations app on your iPhone, which offers access to SEC documents, press releases, videos, audiocasts and more, please visit https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 or https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 for your iPad or https://play.google.com/store/apps/details?id=com.theirapp.rockville for your Android mobile device.

About United Financial Bancorp, Inc.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA, 01090. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK. United Bank provides an array of financial products and services through its 16 branch offices and 2 express drive-up branches in the Springfield region of Western Massachusetts; 7 branches in the Worcester region of Central Massachusetts; and 12 branches in Connecticut’s Hartford, Tolland and New Haven counties. The Bank also operates loan production offices located in Beverly, Massachusetts and Glastonbury, Connecticut. Through its Wealth Management Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com or on Facebook at facebook.com/bankatunited.